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                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT (the "Agreement") is made as of August 9, 1999 (the "Effective Date"), by and between Monarch Dental Corporation, a Delaware corporation (the "Company"), and Lisa Corbett Peterson (the "Executive").

         WHEREAS, the parties hereto desire that the Executive become an employee of the Company; and

         WHEREAS, the parties hereto desire to assure that the Executive's knowledge and experience will be available to the Company for the period of time set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

A. Employment. The Company agrees to employ the Executive and the Executive agrees to be employed by the Company on the terms and conditions set forth in this Agreement.

A. Capacity. During the Term (as defined below), the Executive (a) shall serve as an employee of the Company with the title and position of Chief Financial Officer, reporting to the Chief Executive Officer of the Company (the "CEO"), (b) shall have general supervisory responsibility in such capacity for the financial operations of the Company, as well as such other responsibilities as may be specified from time to time by the Board of Directors of the Company, consistent with the Executive's position and general area of experience and skills, provided that, in all cases the Executive shall be subject to the oversight and supervision of the CEO of the Company in the performance of her duties, (c) upon the request of the CEO of the Company, shall serve as an officer and/or director of any of the Company's subsidiaries, and (d) shall render all services reasonably incident to the foregoing. The Executive hereby accepts such employment, agrees to serve the Company in the capacities indicated, and agrees to use her best efforts in, and shall devote her full working time, attention, skill and energies to, the advancement of the interests of the Company and its subsidiaries and the performance of her duties and responsibilities hereunder.

A. Term. Subject to the provisions of Section 5 hereof, the term of employment pursuant to this Agreement (the "Term") shall be four (4) years from the Effective Date; provided, however, that this Agreement shall be extended automatically for successive one-year periods ending on the relevant anniversary of the Effective Date unless either party gives the other notice no later than 180 days prior to the scheduled


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termination date (i.e., the fourth anniversary of the Effective Date or any later anniversary) of her or its determination not to extend this Agreement, whereupon it shall terminate as of such anniversary date.

A. Compensation and Benefits. The compensation and benefits payable to the Executive under this Agreement shall be as follows:

1. Salary. For all services rendered by the Executive under this Agreement, the Company shall pay the Executive a salary (the "Salary") at the annual rate of One Hundred and Seventy-Five Thousand Dollars ($175,000), subject to increase from time to time in the discretion of the Compensation Committee of the Board of Directors (the "Compensation Committee"). The Salary shall be payable in periodic installments in accordance with the Company 's usual practice for its senior executives.

1. Bonus. In addition to the Salary payable to the Executive pursuant to Section 4(a), during the Term, the Executive shall be eligible to receive a bonus of up to 30% of her annual Salary based upon achievement (i) by the Company of certain corporate and financial goals (the "Corporate Goals") and
(ii) by the Executive of certain management goals (the "Management Goals"); provided however, that the Executive receive a bonus for the Company's 1999 fiscal year of not less than 30% of her annual Salary, as pro rated for the number of days during such year for which she was an employee of the Company. The Corporate Goals and Management Goals will be set in the sole discretion of the Board of Directors of the Company acting in good faith. Nothing in this
Section 4(b) shall be deemed to create any right of the Executive to receive any bonus (other than for the Company's 1999 fiscal year, as described above), such decision on the amount of a bonus, if any, to be made in the sole and absolute discretion of the Board of Directors of the Company or a duly appointed committee thereof.

1. Stock Options. Contemporaneous with the execution and delivery of this Agreement, the Company has granted to the Executive options to acquire 25,000 shares of the Company's Common Stock in accordance with and subject to option agreements dated as of even date herewith.

1. Regular Benefits. During the Term, the Executive shall be entitled to participate in any employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans and arrangements, vacation plans, expense reimbursement plans and other benefit plans which the Company may determine from time to time in its sole discretion to have in effect for all or most of its senior executives. Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Company, applicable law and the discretion of the Board of Directors or any administrative or other committee provided for in or contemplated by any such plan.

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1.                Taxation of Payments and Benefits. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

1. Exclusivity of Salary and Benefits. The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement. Compliance with the provisions of this Section 4 shall in no way create or be deemed to create any obligation, express or implied, on the part of the Company or any of its affiliates with respect to the continuation of any particular benefit or other plan or arrangement maintained by them or their subsidiaries as of or prior to the date hereof or the creation and maintenance of any particular benefit or other plan or arrangement at any time after the date hereof.

          (f) Expenses. The Company shall promptly reimburse the Executive for all reasonable business expenses incurred by the Executive during the Term in accordance with the Company 's practices for executive officers of the Company with a similar level of responsibility, as in effect from time to time.

          (g) Vacation. During the Term, the Employee shall receive paid vacation annually in accordance with the Company 's practices for executive officers, as in effect from time to time, but in any event not less than three
(3) weeks during each 365 days of the Term.

A.       Termination and Termination Benefits. Notwithstanding the provisions of
Section 3, the Executive's employment under this Agreement shall terminate under the following circumstances set forth in this Section 5.

1. Termination by the Company for Cause. The Executive's employment under this Agreement may be terminated for cause without further liability on the part of the Company effective immediately upon written notice to the Executive by the Company. Only the following shall constitute "cause" for such termination:

a) dishonest statements or acts of the Executive with respect to the Company or any affiliate of the Company or acting in a manner that discredits or is detrimental to the reputation, character or standing of the Company or any of its affiliates;

a) the commission, in the reasonable judgment of the Board of Directors, of an act involving a material violation of any material policy of the Company applicable to the Executive;

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a)                the indictment of the Executive for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud ("indictment," for these purposes, means an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made);

a) the Executive shall commit a material breach of any of the covenants, terms or provisions hereof, which breach has not been remedied within sixty (60) days after delivery to the Executive by the Company of written notice of the facts constituting the breach;

a) the Executive shall have failed to comply with written instructions from the Company, which are reasonable and consistent with Section 2, or shall have substantially failed to perform the Executive's duties hereunder for a period of sixty (60) days after written notice from the Company; or

a) gross negligence or willful misconduct of the Executive with respect to the Company or any affiliate of the Company.

     Upon termination for cause as provided in this Section 5(a), the Company shall have any and all rights and remedies under this Agreement and applicable law in addition to its rights under Section 5(g).

1. Termination by the Executive. The Executive's employment under this Agreement may be terminated by the Executive by written notice to the Board of Directors at least thirty (30) days prior to such termination.

1. Termination by the Company Without Cause. Subject to the payment of Termination Benefits pursuant to Section 5(e), the Executive's employment under this Agreement may be terminated by the Company without cause upon written notice to the Executive.

1. Termination by the Executive With Cause. The Executive shall have the right to terminate her employment hereunder in the event of a material breach by the Company in the performance of its obligations hereunder after the Executive has given written notice to the Company specifying such breach by the Company and giving the Company a reasonable time, not less than 60 days, to conform its performance to its obligations hereunder.

1. Certain Termination Benefits. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive's employment under this Agreement. Notwithstanding the foregoing, in the event of termination of the Executive's employment with the


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Company pursuant to Section 5(c) or 5(d) above, the Company shall provide to the
Executive the following termination benefits ("Termination Benefits"):

a) continuation for the applicable period specified in the next following paragraph of the Executive's Salary at the rate then in effect pursuant to Section 4(a); and

a) continuation for the applicable period specified in the next following paragraph of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. Section 1161 et seq. (commonly known as "COBRA"), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and the Executive as in effect on the date of termination.

The Termination Benefits set forth in (i) and (ii) above shall continue in effect until the earliest to occur of (i) the date which is (a) six months after the date of termination if the Executive has been employed by the Company for less than six months as of the date of termination, (b) nine months after the date of termination if the Executive has been employed by the Company for six months or more but less than one year as of the date of termination or (c) the first anniversary of the date of termination if (1) the Executive has been employed by the Company for one year or more as of the date of termination or
(2) such termination occurs within one year following a Change of Control (as defined below); and (ii) any breach by the Executive of Section 6 below (the "Termination Benefits Period"). The Company may, at its option, elect to pay amounts due under Section 5(e)(i) in a lump-sum. Notwithstanding the foregoing, nothing in this Section 5(e) shall be construed to affect the Executive's right to receive COBRA continuation entirely at the Executive's own cost to the extent that the Executive may continue to be entitled to COBRA continuation after the Executive's right to cost sharing under Section 5(e)(ii) ceases. The Executive shall be obligated to give prompt notice of the date of commencement of any employment or self-employment during the Termination Benefits Period and shall respond promptly to any reasonable inquiries concerning any employment or self-employment in which the Executive engages during the Termination Benefits Period. The parties hereto agree that the Termination Benefits are to be in full satisfaction, compromise and release of any claims arising out of any termination of the Employee's employment pursuant to Section 5(c) or 5(d), and in either case with such amounts to be contingent upon the Employee's delivery upon termination of employment of a general release of any and all claims arising out of facts or circumstances which occurred prior to the date of such termination in a form reasonably satisfactory to the Company, it being understood that no Termination Benefits shall be provided unless and until the Employee determines to execute and deliver such release. For purposes of this Agreement, a "Change of Control" shall mean (a) the dissolution or liquidation of the Company, (b) a merger, reorganization or consolidation in which a majority of the outstanding voting power of the Company is acquired by another person or entity (other than a holding company formed by the Company), (c) the sale of all or substantially all of the assets of the Company to another person or entity, or (d) the sale of all of the stock of the Company to an unrelated person or entity.

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1.                Death; Disability. Upon the death of the Executive, or upon the permanent disability (as defined below) of the Executive continuing for a period in excess of one hundred eighty (180) consecutive days, all obligations of the Company under this Agreement shall immediately terminate other than any obligation of the Company with respect to earned but unpaid Salary and benefits contemplated hereby to the extent accrued or vested through the date of termination. As used herein, the terms "permanent disability" or "permanently disabled" shall mean the inability of the Executive, by reason of injury, illness or other similar cause, to perform essential functions of her position as described in Section 2 above, as determined reasonably and in good faith by the Company. Nothing in this Section 5(f) shall be construed to waive the Executive's rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. Section 2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq.

1. Non-Competition and Related Agreements. Notwithstanding termination of this Agreement as provided in this Section 5 or any other termination of the Executive's employment with the Company, the Executive's obligations under Section 6 hereof shall survive any termination of the Executive's employment with the Company at any time and for any reason as provided therein.

A.       Non-Competition; Confidential Information and Cooperation.

1. Non-Competition; Non-Solicitation. Executive recognizes that if she were to attempt to perform as an employee of a competitor of the Company, there would be a genuine and inevitable threat that Executive would use or disclose Confidential Information. Therefore, and in consideration for Executive's employment by the Company under the terms provided in this Agreement and as a means to aid in the performance and enforcement of the terms of the confidentiality provisions of Paragraph 6(c), the Executive hereby agrees that during the period commencing on the date hereof and ending on the date which is the first anniversary of the date on which the Executive's employment with the Company terminates (the "Noncompetition Period"), the Executive will not, without the express written consent of the Company, directly or indirectly, anywhere in the United States, engage in any activity which is, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), any business, organization or person other than the Company (or any subsidiary or affiliate of the Company), and including any such business, organization or person involving, or which is, a family member of the Executive, whose business, activities, products or services are competitive with any of the business, activities, products or services conducted or offered by the Company or its subsidiaries or affiliates during any period in which the Executive serves as an officer or employee of the Company or any of its subsidiaries or affiliates, which business, activities, products and services shall include in any event and without limitation consulting services regarding information systems relating to the management of dental practices. Without implied limitation, the

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foregoing covenant shall be deemed to prohibit (a) hiring or engaging or attempting to hire or engage for or on behalf of the Executive or any such competitor any officer or employee of the Company or any of its direct and/or indirect subsidiaries and affiliates, or any former employee of the Company and any of its direct and/or indirect subsidiaries and affiliates who was employed during the six (6) month period immediately preceding the date of such attempt to hire or engage, (b) encouraging for or on behalf of the Executive or any such competitor any such officer or employee to terminate his or her relationship or employment with the Company or any of its direct or indirect subsidiaries and affiliates, (c) soliciting for or on behalf of Executive or any such competitor any client of the Company or any of its direct or indirect subsidiaries and affiliates, or any former client of the Company or any of its direct or indirect subsidiaries and affiliates who was a client during the six (6) month period immediately preceding the date of such solicitation and (d) diverting to any person (as hereinafter defined) any client or business opportunity of the Company or any of any of its direct or indirect subsidiaries and affiliates.

         Notwithstanding anything herein to the contrary, the Executive may make passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than one percent (1%) of the equity of such enterprise.

         Neither the Executive nor any business entity controlled by the Executive is a party to any contract, commitment, arrangement or agreement which could, following the date hereof, restrain or restrict the Company or any subsidiary or affiliate of the Company from carrying on its business or restrain or restrict the Executive from performing his employment obligations, and as of the date of this Agreement the Executive has no business interests whatsoever in or relating to the industries in which the Company or its subsidiaries or affiliates currently engage and other than passive investments in the shares of public companies of less than one percent (1%).

1. Confidential Information. As used in this Agreement, "Confidential Information" means information belonging to the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Executive in the course of the Executive's employment by the Company, as well as other information to which the Executive may have access in connection with the Executive's employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive's duties under Section 6(c).

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1.                Confidentiality. The Executive understands and agrees that her employment creates a relationship of confidence and trust between the Executive and the Company with respect to all Confidential Information. Executive acknowledges that in the course of her employment with the Company, she will be allowed to become acquainted with the Company's Confidential Information. The Company agrees to provide on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid Executive in the performance of her duties. At all times, both during the Executive's employment with the Company and after her termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing the Executive's duties to the Company.

1. Inventions. The Executive recognizes that the Company and its affiliates possess a proprietary interest in all of the Confidential Information and have the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of the Executive, except as otherwise agreed between the Company and the Executive in writing. The Executive expressly agrees that any products, inventions, discoveries or improvements made by the Executive or her agents or affiliates in the course of the Executive's employment, including any of the foregoing which is based on or arises out of the Confidential Information, shall be the property of and inure to the exclusive benefit of the Company. The Executive further agrees that any and all products, inventions, discoveries or improvements developed by the Executive (whether or not able to be protected by copyright, patent or trademark) during the course of her employment, or involving the use of the time, materials or other resources of the Company or any of its affiliates, shall be promptly disclosed to the Company and shall become the exclusive property of the Company, and the Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

1. Business Opportunities. The Executive agrees, while she is employed by the Company, to offer or otherwise make known or available to it, as directed by the Board of Directors of the Company and without additional compensation or consideration, any business prospects, contracts or other business opportunities that she may discover, find, develop or otherwise have available to her in any field in which the Company or its affiliates are engaged or propose to be engaged, and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company.

1. Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive's employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event,


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the Executive will return all such materials and property immediately upon termination of the Executive's employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

1. Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous company or other party which restricts in any way the Executive's use or disclosure of information or the Executive's engagement in any business. The Executive represents to the Company that the Executive's execution of this Agreement, the Executive's employment with the Company and the performance of the Executive's proposed duties for the Company will not violate any obligations the Executive may have to any such previous company or other party. In the Executive's work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous company or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

1. Litigation and Regulatory Cooperation. During and after the Executive's employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive's employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive's performance of obligations pursuant to this Section 6(g).

1. Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Executive of the promises set forth in this Section 6, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 7 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief, including, without limitation, specific performance, to restrain any such breach without posting bond or showing or proving any actual damage to the Company.


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A.       Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive's employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration under the auspices of the American Arbitration Association ("AAA") in Dallas, Texas in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. The arbitrators shall be governed by the United States Arbitration Act, 9 U.S.C. ss.ss.1-16. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This
Section 7 shall be specifically enforceable.

    Notwithstanding anything to the contrary contained herein, the provisions of this Section 7 shall not apply with regard to any equitable remedies to which any party may be entitled hereunder.

    Each of the parties hereto (a) hereby irrevocably submits to the jurisdiction of the United States District Court for the Northern District of Texas and the courts of general jurisdiction of the State of Texas in Dallas county, Texas for all disputes hereunder including for the purposes of enforcing the award or decision in any arbitration proceeding under this Section 7, (b) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or her submission to jurisdiction and its or her consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against any party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction; provided, however, that any party hereto may at its or her option bring suit, or institute other judicial proceedings, in any state or federal court of the United States or of any country or place where the other parties or their assets, may be found.

A. Integration. Except as provided herein, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

A. Assignment; Successors and Assigns, etc. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Company may assign its rights under this Agreement without the consent of the Executive in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

A. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

A. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

A. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the President and/or Secretary, and shall be effective on the date received.

A. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

A. Governing Law. This contract shall be construed under and be governed in all respects by the laws of the State of Texas, without giving effect to the conflict of laws principles thereof.

A. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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         IN WITNESS WHEREOF, this Employment Agreement has been executed as a sealed instrument by the Company, by its duly authorized officer, and by the Executive, as of the Effective Date.


                                         COMPANY:

                                         MONARCH DENTAL CORPORATION


                                         By: /s/ GARY W. CAGE
                                            ------------------------------------
                                         Gary W. Cage
                                         Chief Executive Officer



                                         EXECUTIVE:



                                         /s/ LISA CORBETT PETERSON
                                         ---------------------------------------
                                         Lisa Corbett Peterson